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                                                                EXHIBIT (A)(12)

   THREE RIVERS EXTENDS OFFER TO PURCHASE SHARES OF SMT HEALTH SERVICES INC.

  NEW YORK, NY (July 28, 1997)--Three Rivers Acquisition Corp., an affiliate of Apollo Management, L.P. ("Apollo"), today announced that it intends to supplement its offer to purchase all of the outstanding shares of common stock of SMT Health Services Inc. (Nasdaq:SHED). The supplement will provide additional information relating to the plan to combine SMT with Alliance Imaging, Inc. (Nasdaq:SCAN) following the proposed acquisition of SMT by Three Rivers and the proposed acquisition of Alliance by Newport Investment LLC, another affiliate of Apollo. In connection with the planned supplement, Three Rivers Acquisition hereby extends the offer so that the offer will expire at 12:00 Midnight, New York City time, on Tuesday, August 5, 1997, unless the offer is extended again.

     Contact: David Zynn, CFO             James K. White, Managing Director
     SMT Health Services Inc.             Kehoe, White, Savage & Co., Inc.
     (412) 933-3300                       (562) 437-0655
     http://www.smthealth.com